UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CrowdStrike Holdings, Inc.
(Name of Issuer)

Class A common stock, par value US$0.0005 per share
(Title of Class of Securities)

22788C105
(CUSIP Number)

December 31, 2020
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 22788C105	SCHEDULE 13G	Page 2 of 19

1	NAME OF REPORTING PERSON General Atlantic LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 22788C105	SCHEDULE 13G	Page 3 of 19

1	NAME OF REPORTING PERSON General Atlantic (SPV) GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 22788C105	SCHEDULE 13G	Page 4 of 19

1	NAME OF REPORTING PERSON General Atlantic Partners 100 L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 22788C105	SCHEDULE 13G	Page 5 of 19

1	NAME OF REPORTING PERSON General Atlantic GenPar, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 22788C105	SCHEDULE 13G	Page 6 of 19

1	NAME OF REPORTING PERSON General Atlantic Partners (Bermuda) EU, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 22788C105	SCHEDULE 13G	Page 7 of 19

1	NAME OF REPORTING PERSON General Atlantic GenPar (Bermuda), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 22788C105	SCHEDULE 13G	Page 8 of 19

1	NAME OF REPORTING PERSON GAP (Bermuda) Limited
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Bermuda
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON CO

CUSIP No. 22788C105	SCHEDULE 13G	Page 9 of 19

1	NAME OF REPORTING PERSON GAP Coinvestments III, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 22788C105	SCHEDULE 13G	Page 10 of 19

1	NAME OF REPORTING PERSON GAP Coinvestments IV, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 22788C105	SCHEDULE 13G	Page 11 of 19

1	NAME OF REPORTING PERSON GAP Coinvestments V, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON OO

CUSIP No. 22788C105	SCHEDULE 13G	Page 12 of 19

1	NAME OF REPORTING PERSON GAP Coinvestments CDA, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 0
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 0
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 0
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 0.0%
12	TYPE OF REPORTING PERSON PN

CUSIP No. 22788C105	SCHEDULE 13G	Page 13 of 19

Item 1.	(a)	NAME OF ISSUER

CrowdStrike Holdings, Inc. (the “Company”).

	(b)	ADDRESS OF ISSUER’S PRINCIPAL EXECUTIVE OFFICES

150 Mathilda Place, Suite 300, Sunnyvale, California 94086

Item 2.	(a)	NAMES OF PERSONS FILING

This Statement is being filed on behalf of each of the following persons (collectively, the “Reporting Persons”):

		(i)	General Atlantic LLC (“GA LLC”);

		(ii)	General Atlantic (SPV) GP, LLC (“GA SPV”);

		(iii)	General Atlantic Partners 100 L.P. (“GAP 100”);

		(iv)	General Atlantic GenPar, L.P. (“GenPar”);

		(v)	General Atlantic Partners (Bermuda) EU, L.P. (“GAP Bermuda EU”);

		(vi)	General Atlantic GenPar (Bermuda), L.P. (“GenPar Bermuda”);

		(vii)	GAP (Bermuda) Limited (“GAP (Bermuda) Limited”);

		(viii)	GAP Coinvestments III, LLC (“GAPCO III”);

		(ix)	GAP Coinvestments IV, LLC (“GAPCO IV”);

		(x)	GAP Coinvestments V, LLC (“GAPCO V”); and

		(xi)	GAP Coinvestments CDA, L.P. (“GAPCO CDA”).

GAP 100, GAP Bermuda EU, GAPCO III, GAPCO IV, GAPCO V, GAPCO CDA are collectively referred to as the “GA Funds.”

	(b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE

The principal address of each of the Reporting Persons is c/o General Atlantic Service Company, L.P., 55 East 52nd Street, 33rd Floor, New York, NY 10055.

CUSIP No. 22788C105	SCHEDULE 13G	Page 14 of 19

	(c)	CITIZENSHIP

		(i)	GA LLC – Delaware

		(ii)	GA SPV – Delaware

		(iii)	GAP 100 – Delaware

		(iv)	GenPar – Delaware

		(v)	GAP Bermuda EU – Bermuda

		(vi)	GenPar Bermuda – Bermuda

		(vii)	GAP (Bermuda) Limited – Bermuda

		(viii)	GAPCO III – Delaware

		(ix)	GAPCO IV – Delaware

		(x)	GAPCO V – Delaware

		(xi)	GAPCO CDA – Delaware

	(d)	TITLE OF CLASS OF SECURITIES

Class A Common Stock, par value US$0.0005 per share (the “Class A Common Stock”)

	(e)	CUSIP NUMBER

22788C105

Item 3.	IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS:

Not applicable.

CUSIP No. 22788C105	SCHEDULE 13G	Page 15 of 19

Item 4.	OWNERSHIP.

As of the date hereof, none of the Reporting Persons beneficially owns any shares of Class A Common Stock.

Item 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☒.

Item 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable.

Item 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not applicable.

Item 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Item 2, which states the identity of the members of the group filing this Schedule 13G.

Item 9.	NOTICE OF DISSOLUTION OF GROUP

Not applicable.

Item 10.	CERTIFICATION

Not applicable.

CUSIP No. 22788C105	SCHEDULE 13G	Page 16 of 19

Exhibit Index

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No. 22788C105	SCHEDULE 13G	Page 17 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of February 12, 2021

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	General Atlantic LLC
Its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARNTERS 100 L.P.

By:	General Atlantic GenPar, L.P.
Its general partner
By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 22788C105	SCHEDULE 13G	Page 18 of 19

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	General Atlantic GenPar (Bermuda), L.P.
Its general partner
By:	GAP (Bermuda) Limited
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) Limited
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) LIMITED

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

CUSIP No. 22788C105	SCHEDULE 13G	Page 19 of 19

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

EXHIBIT 1

JOINT ACQUISITION STATEMENT

PURSUANT TO RULE 13D-1(k)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is accurate.

Dated as of February 12, 2021

GENERAL ATLANTIC LLC

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC (SPV) GP, LLC

By:	General Atlantic LLC
Its sole member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARNTERS 100 L.P.

By:	General Atlantic GenPar, L.P.
Its general partner
By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR, L.P.

By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC PARTNERS (BERMUDA) EU, L.P.

By:	General Atlantic GenPar (Bermuda), L.P.
Its general partner
By:	GAP (Bermuda) Limited
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GENERAL ATLANTIC GENPAR (BERMUDA), L.P.

By:	GAP (Bermuda) Limited
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP (BERMUDA) LIMITED

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS III, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS IV, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS V, LLC

By:	General Atlantic LLC
Its managing member

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director

GAP COINVESTMENTS CDA, L.P.

By:	General Atlantic LLC
Its general partner

By:	/s/ Michael Gosk
	Name:	Michael Gosk
	Title:	Managing Director